Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany	Melody Carey, Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS SIGNS DEFINITIVE AGREEMENT WITH THE NATIONAL INSTITUTE ON DRUG ABUSE TO CONDUCT U.S. PHASE II(b) CLINICAL TRIAL FOR COCAINE ADDICTION

CORAL GABLES, FL, April 13, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) announced today that it has signed a definitive Clinical Trial Agreement (CTA) with the National Institute on Drug Abuse (NIDA) to jointly conduct a U.S. Phase II(b) clinical trial evaluating CPP-109, Catalyst’s formulation of vigabatrin, for the treatment of cocaine addiction. As part of the CTA, NIDA, under their agreement with Veteran’s Administration Cooperative Studies Program, will provide substantial resources for the estimated $10 million trial cost. Catalyst will contribute approximately $2.8 million in resources.

“We are delighted to be partnered with NIDA to conduct this new trial” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “NIDA's commitment to this trial further validates our decision to continue developing CPP-109 for cocaine addiction. We anticipate that this double-blind, placebo-controlled trial will enroll approximately 200 patients and will be conducted at eight leading addiction facilities across the United States. The clinical trial is designed to confirm the safety and efficacy of CPP-109 for the treatment of cocaine addiction. We are finalizing the details of the trial, and expect to commence enrollment of patients this summer and expect to have top-line results in the fourth quarter of next year.”

“Currently, there are no FDA-approved medications to battle cocaine addiction,” said Dr. David McCann, Associate Director, Division of Pharmacotherapies and Medical Consequences of Drug Abuse, NIDA. “We are involved because we are encouraged by findings from prior animal and human studies that suggest promise for this medication as a treatment for the nation’s estimated 2.1 million cocaine abusers.”

“We will build on the knowledge and experience gained from the five previous human trials that have been conducted with vigabatrin to treat cocaine and methamphetamine addiction, in particular with respect to assuring medication compliance,” said Douglas Winship, Catalyst’s Vice President of Regulatory Operations. “This partnership will enable us to conduct a Phase II(b) registration-directed trial of CPP-109 as required by the FDA.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of drug addiction and epilepsy. Catalyst has two products in development, and is currently evaluating the lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor) for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction, which indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address an unmet medical need. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions and obsessive-compulsive disorders. Catalyst is also in the early stages of developing CPP-115, another GABA aminotransferase inhibitor that could be more potent than vigabatrin but may have reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including epilepsy and drug addiction. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 that the Company has filed with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s web site or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

###